PUT AND CALL AGREEMENT

This AGREEMENT is made on the 30th day of November, 2009 by and among Tintic Gold Mining Company, a Nevada corporation (“TMGG”), and the following individuals (each a “Shareholder” and collectively, the “Shareholders): George Christopoulos, Hugh Coltharp, Jack Coombs and John Michael Coombs, with offices at c/o Mabey & Coombs, L.C., 3098 South Highland Drive, Suite 323, Salt Lake City, UT  84106.

RECITALS

On the date hereof, the Shareholders have entered into an agreement with Ding Lieping  (the “Stock Purchase Agreement”) providing for the purchase and sale of a portion of their shares of common stock of TMGG and for the surrender of the balance of their shares of TMGG, thereby resulting in a change in control of TMGG.

The Shareholders, who are current holders of common stock of TMGG, wish to have the option to acquire TMGG’s mining claims (the “Mining Claims,” as further defined below) upon the terms and conditions set forth herein at any time within the “Option Period” (as defined below).  TMGG is willing to grant such option to the Shareholders, and, in addition, TMGG wishes to have the right to require the Shareholders to accept a transfer of the Mining Claims from TMGG at any time within the Option Period.

NOW, THEREFORE, it is hereby agreed, by and among the parties hereto, as follows:

1.

Mining Claims.  The “Mining Claims” subject to this Agreement shall include all of the claims described in Schedule I hereto, which are all of the mining claims owned by TMGG.

2.

Shareholders’ Option.  TMGG hereby grant to the Shareholders an irrevocable option (the “Shareholders’ Option”) to acquire all of TMGG’s right, title and interest in and to all of the Mining Claims.  The Shareholders’ Option may be exercised at any time following the date on which TMGG acquires an operating business not involving the Mining Claims (the “Option Period”).  The Shareholders may exercise the Shareholders’ Option at any time during the Option Period by giving notice of exercise, in writing, to TMGG.  The notice of exercise of the Shareholders’ Option may be executed by John Michael Coombs on behalf of all of the Shareholders. Upon receipt of such notice, TMGG shall be bound to transfer title to all of the Mining Claims, and the Shareholders shall be bound to accept such transfer of title, in exchange for a general release given by the Shareholders to TMGG of any and all liabilities and obligations of TMGG to the Shareholders, both individually and collectively, other than the Warrants issued to them pursuant to the Stock Purchase Agreement.

3.

TMGG’s Option.  The Shareholders hereby grant to TMGG an irrevocable option to require the Shareholders to accept title to the Mining Claims (the “TMGG Option”) at any time during the Option Period.  TMGG may exercise the TMGG Option at any time during the Option Period by giving notice of exercise, in writing, to the Shareholders.  Upon receipt of such notice, the Shareholders shall be bound to accept, and TMGG shall be bound to transfer to the Shareholders, title to all of the Mining Claims in satisfaction of all liabilities and obligations of TMGG to the Shareholders.   Each of the Shareholders shall acknowledge such satisfaction of liabilities and obligations by executing and delivering to TMGG a general release.

4.

Closing.  Simultaneous with the execution of this agreement, the Company and the Shareholders have executed the documents identified in this section and have delivered them to Robert Brantl, Esq. to be held in escrow pending the closing.  Mr. Brantl is hereby instructed to deliver the said documents at the Closing as specified below.  The closing of the transfer of title pursuant to exercise of the Shareholders’ Option or the TMGG Option (the “Closing”) shall take place as soon as reasonably possible after exercise of the Option.

Unless the Closing occurs at an earlier date or other place by agreement of the parties, the Closing will take place at the offices of Robert Brantl, Esq. on the second day following the exercise of the Option. At the Closing:

(a)

TMGG shall deliver

i.

A special warranty deed in the form annexed hereto as Appendix I; and

ii.

All information and documents necessary to enable the Shareholders to file notice of the transfer with the Bureau of Land Management, US Department of Interior, and to  effect any necessary state and local filings.

(b)

Each Shareholder shall deliver a general release of all obligations and liabilities of TMGG to the Shareholder in form annexed hereto as Appendix II.

(c)

The parties will execute and deliver any and all additional instruments and documents that may be necessary to carry out the transfer of title to the Mining Claims as contemplated by this Agreement.

(d)

All transfer taxes, filing fees and other such expenses incurred in connection with the transfers of the Mining Claims shall be paid by the Shareholders.

5.

TMGG’s Representations.  TMGG represents and warrants to the Shareholders that, as of the date hereof, and at all times until the Closing takes place:

(a)

TMGG has not and shall not have sold, assigned, pledged or otherwise transferred any interest in the Mining Claims.

(b)

The execution, delivery, and performance of this Agreement by TMGG has been duly authorized by all necessary corporate action, and this Agreement, upon its execution by the parties, will constitute the valid and binding obligation of TMGG enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by TMGG will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, TMGG’s Articles of Incorporation or Bylaws, as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which TMGG is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to TMGG.

(c)

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with TMGG, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such federal, state and local filings as are required to register transfers of mining claims or sites, including, without limitation, the filing required by the Bureau of Land Management and the recording of the transfers of title in the local land or other records.

6.

Conditions. The obligations of the parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both TMGG and the Shareholders:

(a)

The closing of the sale of shares pursuant to the Stock Purchase Agreement shall have taken place.

(b)

No action or proceeding  shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the Closing.

7.

 Miscellaneous.

(a)

This Agreement shall be binding upon and inure to the benefit of parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

(c)

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(i)

If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(ii)

If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) above, when transmitted and receipt is confirmed by the fax machine; or

(iii)

If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to TMGG, to:

Robert Brantl, Esq.

52 Mulligan Lane

Irvington, NY  10533

Facsimile:  (914) 693-1807

If to the Shareholders, to:

John Michael Coombs, Esq.

Mabey & Coombs, L.C.

3098 South Highland Drive, Suite 323

Salt Lake City, UT  84106-60019

Facsimile:  801-467-3256

Each Party may change its address by written notice in accordance with this Section.

(d)

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

(e)

Nothing herein is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TINTIC GOLD MINING COMPANY

By: /s/ George Christopoulos

Name:   George Christopoulos

SHAREHOLDERS

/s/ George Christopoulos

George Christopoulos

/s/ Hugh Coltharp

Hugh Coltharp

/s/ Jack Coombs

Jack Coombs

/s/ John Michael Coombs

John Michael Coombs

SCHEDULE I – MINING CLAIMS

SCHEDULE I

When Recorded Mail to:

John Michael Coombs, Manager/Member

TINTIC GOLD MINING CO., LLC

2435 Scenic Drive

Salt Lake City, Utah  84109

SPECIAL WARRANTY DEED

Tintic Gold Mining Company, a Nevada corporation, as Grantor, formerly located at 3131 Teton Drive in Salt Lake County, State of Utah, hereby conveys and warrants, against all claiming by, through or under said Grantor, to Tintic Gold Mining Company, LLC, a Utah limited liability company formed in December 2009, as Grantee, located at 2435 Scenic Drive, Salt Lake City, Utah 84109, for the sum of TEN DOLLARS and good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following described tract of land located near the town of Mammoth in the Tintic Mining District of Juab County, State of Utah:

Three (3) patented mining claims knows as the EMERALD, the RUBY, and the DIAMOND LODE MINING CLAIMS located in the Central portion of the Tintic Mining District, Juab County, Utah, embracing a portion of Sections 19 and 30, Township 10 South, Range 2 West and Sections 24 and 25, Township 10 South, Range 3 West, Salt Lake Base and Meridian, bearing Mineral Survey Number 188, and designated as Lot No. 224, more particularly described in the patent recorded in Book 60, Page 406, of the records of Juab County, Utah.

In this grant, Grantor specifically and hereby EXCLUDES a three percent (3%) net smelter interest in the values of any minerals mined from the above described MINING CLAIMS, including the entire surface rights, subject to usage for mining purposes, all of which, according to the books and records of the Juab County Recorder, should show as interests in favor of Mr. C. Chase Hoffman, c/o Hoffman Farms, 21346 Road 140, P.O. Box 579, Tulare, California, 93275.

Grantor warrants title as aforesaid to Grantee to the fullest extent, but not exceeding the coverage and protection afforded to Grantor as name insured under any policy of title insurance insuring Grantor’s title and interest in the aforedescribed property.

The officer who signs this deed hereby certifies that this deed and the transfer represented thereby was duly authorized under a resolution duly adopted by the board of directors of the Grantor at a lawful meeting duly held and attended by a quorum.

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WITNESS, the hand of said Grantor, this 16th day of December, 2009.

TINTIC GOLD MINING COMPANY,

A Nevada corporation

By:  George Christopoulos

Its:  President and Chairman of the Board

STATE OF UTAH

)

             ) ss.

COUNTY OF SALT LAKE

 )

On the 16th day of December, 2009, George Christopoulos, personally appeared before me and who being by me duly sworn did say, for himself, that he, the said George Christopoulos, is the president of Grantor, Tintic Gold Mining Company, a Nevada corporation, and that the within and foregoing instrument was signed in behalf of said corporation by authority of a resolution of its board of directors and said president duly acknowledged to me that said corporation executed the same accordingly.

Notary Public

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